UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2014

PDC Energy, Inc.

(Exact name of registrant as specified in its charter)

NEVADA	0-7246	95-2636730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Registrant’s telephone number, including area code: (303) 860-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2014, PDC Energy, Inc. (the “Company”) announced that it had promoted Barton R. Brookman to President and Chief Operating Officer of the Company, effective immediately. The Company also announced that James M. Trimble, the Company’s CEO and previously its President, will resign from his position as CEO effective December 31, 2014. Mr. Brookman is expected to be named CEO effective as of that date. Mr. Trimble entered into a Consulting Agreement with the Company, dated June 18, 2014, pursuant to which he will provide consulting services to the Company in 2015. In addition, Mr. Trimble will remain on the Company’s board of directors.

In connection with his promotion, Mr. Brookman’s annual base salary was increased to $500,000. Biographical and related information regarding Mr. Brookman is set forth in the Company’s proxy statement relating to its 2014 annual shareholders’ meeting, and such information is incorporated by reference herein.

Upon execution of the Consulting Agreement, Mr. Trimble immediately ceased to be a participant in the Company’s executive severance plan. Under the agreement, Mr. Trimble will provide consulting services to the Company beginning in January 2015 through the end of the year as requested by the Company’s CEO or Non-Executive Chairman, and, in consideration for such services, will receive cash compensation of $350,000 per quarter and certain continued medical benefits. Under the agreement, Mr. Trimble will not, prior to December 31, 2016, engage in certain activities that may be competitive with the Company. The agreement also provides for certain changes to the terms of Mr. Trimble’s 2012 grant of stock appreciation rights. Under the agreement, that award has been modified such that (i) the stock appreciation rights will remain outstanding during Mr. Trimble’s post-employment board service and (ii) any post-termination exercise period will begin on the date his board service ends.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2014

PDC Energy, Inc.

By:	/s/ Daniel W. Amidon
Daniel W. Amidon
General Counsel and Secretary